Weinberg & Company, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

11/17/04

Organic Soils.com, Inc.

300 East 54th Ave., Suite 200

Anchorage, AK  99518

This is to confirm that the client-auditor relationship between Organic Soils.com, Inc. (Commission File No.: 333-57946) and Weinberg & Company, P.A. has ceased.

Very truly yours,

/s/ Weinberg & Company, P.A.

WEINBERG & COMPANY, P.A.

Certified Public Accountants

Cc:

Office of the Chief Accountant

SECPS Letter File

Mail Stop 9-5

Securities and Exchange Commission

450  5th Street, N.W.

Washington, D.C. 20549

Town Executive Center 6100 Glades Road – Suite 314 Boca Raton, Florida 33434 Telephone: (561)487-5765 – Facsimile: (561) 487-5766	Watt Plaza 1875 Century Park East – Suite 600 Los Angeles, California 90067 Telephone: (310) 407-5450 – Facsimile: (310) 407-5451

Website: www.cpaweinberg.com

American Institute of CPA’s\Division for CPA Firms SEC Practice Section